Post-Effective Amendment No. 2 to
                                         SEC File No. 70-8113




               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC  20549

                            FORM U-1

                          DECLARATION

                             UNDER

     THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                       GPU, INC. ("GPU")
                     100 Interpace Parkway
                  Parsippany, New Jersey 07054
           _________________________________________
           (Name of company filing this statement and address of principal executive office)









T. G. Howson, Vice President       Douglas E. Davidson, Esq.
  and Treasurer                    Berlack, Israels & Liberman LLP
M. A. Nalewako, Secretary          120 West 45th Street
GPU, Inc.                          New York, New York  10036
100 Interpace Parkway
Parsippany, New Jersey  07054      M.J. Connolly, Esq., Assistant
                                     General Counsel
                                   GPU Service, Inc.
                                   100 Interpace Parkway
                                   Parsippany, New Jersey  07054


                 (Names and addresses of agents for service)

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     GPU hereby post-effectively amends its Declaration on Form U-1, docketed in SEC File No. 70-8113, as heretofore amended, as follows:

          1.   By amending paragraph C of Post-Effective Amendment

No. 1 to read in its entirety as follows:

                    C.   Accordingly, GPU now requests authority
               from time to time through December 31, 2002 to (I) guaranty or otherwise make appropriate provision for the payment of non-funded benefits due under the existing or future Plans of the Additional Subsidiaries, and (ii) increase the aggregate amount of non-funded benefits under the Plans for which it may guaranty or otherwise assure payment for the Original Subsidiaries and the Additional Subsidiaries to an aggregate of $100 million. The Additional Subsidiaries may include Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company, the electric utility subsidiaries of GPU, to enable GPU to provide officers and other Participants of such subsidiaries with equivalent assurance of payment of benefits as may be provided for the officers and other Participants of other GPU subsidiaries.

          2.   By amending paragraph D(I) of Post-Effective

Amendment No. 1 to read in its entirety as follows:

                    (I)  The average consolidated retained
               earnings for GPU and its subsidiaries, as reported for the four most recent quarterly periods in GPU's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996 as filed under the Securities Exchange Act of 1934, was approximately $2.07 billion. As of September 30, 1996, GPU had invested, or committed to invest, directly or indirectly, an aggregate of approximately $244 million in EWGs and $679 million in FUCOs. GPU's

                                     2

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               aggregate investment in EWGs and FUCOs, including
               amounts invested pursuant to all other outstanding or pending authorizations, will not at any time exceed the 50% "safe harbor" limitation imposed by Rule 53 without prior Commission authorization.(1)

     3.   By amending subparagraph (v)(B) of paragraph G of Post-Effective

Amendment No. 1 to read in its entirety as follows:

                    (B)  GPU's average consolidated retained
               earnings for the four most recent quarterly periods (approximately $2.07 billion) represented an increase of approximately $200 million (or approximately 10%) in the average consolidated retained earnings for the previous four quarterly periods (approximately $1.87 billion).

     4.   By completing Item 2 hereof to read in its entirety as

follows:













___________________________
(1) GPU has filed with the Commission a Post-Effective Amendment to its Application on Form U-1 Docket No. 70-8593 requesting authorization to increase this limitation to 100% of GPUs
     "consolidated retained earnings."


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ITEM 2.   FEES, COMMISSIONS AND EXPENSES.

The estimated fees, commissions and expenses expected to be incurred in connection with the proposed transactions are as follows:

          Legal Fees:
               Berlack, Israels & Liberman LLP    $3,500
               Ballard Spahr Andrews & Ingersoll     350

          Miscellaneous                            1,150

               Total                              $5,000

     3.   By filing the following exhibits in Item 6 thereof:

          F-1(a) -- Opinion of Berlack, Israels & Liberman
                    LLP

          F-2(a) -- Opinion of Ballard Spahr Andrews
                    & Ingersoll











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


                                 SIGNATURE

          PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY

HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY

CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED

THEREUNTO DULY AUTHORIZED.



                              GPU, INC.


                              By:___________________________
                                   T. G. Howson
                                   Vice President and
                                   Treasurer




Date: November 21, 1996





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